Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “First Amendment”) is made as of May 12, 2021 (“Effective Date”), by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and TURNING POINT THERAPEUTICS, INC., a Delaware corporation, as successor-in-interest to REGULUS THERAPEUTICS INC. (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of June 19, 2019 (“Original Lease”), and that Consent to Assignment (“Assignment”) dated February 11, 2021 (together with the Assignment and Assumption of Lease dated as of February 11, 2021, between Regulus Therapeutics Inc., a Delaware corporation, as assignor, and Tenant, as assignee, collectively, the “Lease”), wherein Landlord leases to Tenant certain premises containing 8,727 rentable square feet of space, commonly known as Suite 225 (“Premises”) located at 10628 Science Center Drive, San Diego, California, as more particularly described therein.

B.Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease with respect to the Premises for a period of 18 months, to expire on June 30, 2023.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Term.  The Base Term, as defined in the Lease, with respect to the Premises is hereby extended to expire on June 30, 2023 (“Expiration Date”), unless terminated earlier pursuant to the Lease.  Tenant’s continued occupancy of the Premises shall be on as “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.  The foregoing, however, shall not relieve Landlord of its maintenance and repair obligations under the Lease. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no further right to extend the Base Term.

2.         Base Rent.Tenant shall continue to pay Base Rent with respect to the Premises as provided for under the Lease through December 31, 2021.  Commencing on January 1, 2022, Base Rent with respect to the Premises payable by Tenant to Landlord shall be $72.00 per rentable square foot of the Premises per year.   Notwithstanding anything to the contrary contained in the Lease, Base Rent with respect to the Premises shall be increased on January 1, 2023, by multiplying the Base Rent with respect to the Premises payable immediately before such date by 3.0% and adding the resulting amount to the Base Rent with respect to the Premises payable immediately before such date.

3.Hold Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term as amended by this First Amendment without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of the Lease except that the monthly rental shall be equal to 200% of Base Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Lease except as otherwise expressly provided, and this Section 3 shall not be construed as consent for Tenant to retain possession of the Premises.  Acceptance by Landlord of Base Rent after the expiration of the Term or earlier termination of the Lease shall not result in a renewal or reinstatement of this Lease.

4.Security Deposit.As of the Effective Date, the defined term “Security Deposit” on page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Security Deposit:  $52,362.00”

Concurrent with Tenant’s delivery of an executed copy of this First Amendment to Landlord, Tenant shall deliver to Landlord a replacement Letter of Credit in the full amount of the Security Deposit, or amend the existing Letter of Credit in the amount of $34,000 to the full amount of the Security Deposit.

5.OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

(a)This First Amendment, together with the Lease, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

(c)This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures will be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(d)Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction, and that no Broker brought about this transaction, other than Cushman & Wakefield and CBRE, Inc.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(e)Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

(Signatures are on the next page)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

TURNING POINT THERAPEUTICS, INC.,

a Delaware corporation

By:  /s/ Athena Countouriotis

Name:  Athena Countouriotis

Title: President & Chief Executive Officer

LANDLORD:

ARE-SD REGION NO. 44, LLC,

a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,

managing member

By:	ARE-QRS CORP.,

a Maryland corporation,

general partner

By:  /s/ Gary Dean

Name:  Gary Dean

Title: Executive Vice President RE Legal Affairs